Rio Narcea Gold Mines, Ltd.

Quarterly Report to Shareholders

For the First Quarter ended

March 31, 2003

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QUARTERLY REPORT TO SHAREHOLDERS

FOR THE FIRST QUARTER ENDED MARCH 31, 2003

(All dollar amounts in U.S. currency unless otherwise stated)

Rio Narcea Gold Mines Ltd. (“Rio Narcea” or the “Company”) reported net income of $977,800, or $0.01 per share for the three months ended March 31, 2003 compared to a loss of $1,837,900, or $0.03 per share in the same period of 2002.  Cash flows provided by operating activities totaled $4,077,500 during the quarter compared to $373,500 a year ago.

First Quarter Highlights

•

Net income of $1 million or $0.01 per share

•

Cash flows from operating activities of $4.1 million

•

Gold production of 49,065 ounces at a cash cost of $120 per ounce

•

Working capital increased to $28.6 million including cash of $23.8 million

•

Prepayment of $2.6 million of bank debt

•

Reduction of hedge book

•

Special warrant financing of CDN$27 million (US$17.7 million)

•

Off-take agreement secured for Aguablanca nickel project

•

Key landholdings expanded in the Aguablanca region

Management Discussion and Analysis

The following discussion of the operating results and financial position of the Company should be read in conjunction with the accompanying unaudited consolidated financial statements and related notes. These interim consolidated financial statements follow the same accounting policies and methods of application as the Company’s consolidated financial statements and related notes included in the Annual Report for the year ended December 31, 2002.

This financial information was prepared in accordance with accounting principles generally accepted in Canada (“Canadian GAAP”).

Results of Operations

Rio Narcea reported net income of $977,800 ($0.01 per share) on revenues of $15,574,500 for the first quarter of 2003 compared to a net loss of $1,837,900 ($0.03 per share) on revenues of $6,765,700 during the same period last year. This significant improvement was attributable to a substantial increase in gold production to 49,065 ounces, a 95% increase from the first quarter of 2002.

The Company realized an average gold price of $339 per ounce in the first quarter of 2003 versus $263 per ounce in the same period of 2002. The average spot price in the first quarter was $353 per ounce versus $290 per ounce for the same period in 2002.

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A reconciliation of gold sales before giving effect to hedging transactions to Gold sales in the consolidated statements of operations and deficit follows:

	Three Months Ended March 31,
	2003		2002
	$000	$/oz	$000	$/oz
Gold sales before hedging	13,497	339	6,383	275
Cash gold hedging effect	-	-	-	-
Cash foreign exchange hedging effect	-	-	(278)	(12)
Realized gold sales	13,497	339	6,105	263
Non-cash gold hedging effect	(304)	(8)	304	13
Gold sales after hedging	13,193	331	6,409	276
Effect of the variation in the inventories of final products (*)	2,382		357
Gold sales	15,575		6,766

Average spot price		353		290
Production (oz)		49,065		25,117
Sales (oz)		39,833		23,250

(*) Final products are valued at production cost.

Operating expenses in the first quarter were $15,218,500 compared to $7,808,300 for the same period in 2002 mainly due to additional gold production. Total operating cost per ounce (see Non-GAAP measures section) amounted to $310 per ounce in the first quarter compared to $311 per ounce for the corresponding period in 2002.

Cash operating costs per ounce (see Non-GAAP measures section) declined markedly to $120 per ounce in the first quarter of 2003 from $239 per ounce for the same period in 2002 as a result of increased gold production, improvements made a the El Valle plant and significant reduction of waste removal. Total production costs were $252 per ounce in the first quarter of 2003 compared to $242 per ounce in the first quarter of 2002.

Depreciation and amortization expenses for the first quarter increased to $2,348,500 compared to $1,166,100 for the first quarter of 2002. On a per ounce of gold produced basis, depreciation and amortization was $48 compared to $46 for the same period in 2002.

Exploration expenses amounted to $1,776,900 in the quarter compared to $995,600 during the same period in 2002 due to increased exploration activities at the Corcoesto gold project and in the Ossa Morena region.

Administrative and corporate expenses increased to $1,030,700 in the quarter from $640,100 during the corresponding period of 2002 mainly as a result of increased legal fees associated with the Aguablanca financing.

Financial revenues and expenses amounted to net revenues of $621,800 in the first quarter compared to net expenses of $795,300 for the corresponding period in 2002. The stronger Euro against the U.S. dollar during the first quarter resulted in a gain of $991,800 on exchange rate differences, largely in respect of the Company’s loans. Interest expense and amortization of financing fees totaled $421,900 compared to $448,800 in the first quarter of 2002.

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Financial Highlights

(US$000 except where stated)	Three Months Ended March 31,
	2003	2002
Revenues	15,575	6,766
Net income / (loss)	978	(1,838)
Net income / (loss) per share – basic	0.01	(0.03)
Cash flow provided by operating activities	4,078	374
Weighted average shares outstanding – basic (in millions)	89.1	65.1

(US$000)	March 31, 2003	December 31, 2002
Working capital	28,627	9,069
Long-term debt	13,649	13,593
Shareholders’ equity	71,946	52,992

Operations Review

El Valle and Carlés gold mines

Rio Narcea continued its strong operational performance in the first quarter of 2003 by producing 49,065 ounces of gold at a cash cost of $120 per ounce compared to 25,117 ounces at a cash cost of $239 per ounce in the same period of 2002. The El Valle plant processed 180,783 tonnes of ore at an average gold grade of 8.9 g/t. Gold production exceeded plan, largely as a result of the ore treated being of a higher grade than was estimated in the reserve model. Recoveries reached 94.6% as a result of higher grade ore treated and process improvements.

The commissioning of an intensive cyanidation and electrowinning circuit in December 2002 successfully recovered more gold into high-paying bullion. This resulted in a substantial increase in bullion sales, which reduced the smelting, refining and transportation charges.

The El Valle plant received 12,821 tonnes of ore for treatment from the Carlés Mine. The Carlés ore continued to be fed into the plant at an approximate 20% blend with the El Valle ore. Significant process improvements have resulted in the production of higher quality concentrates from this ore blend, specifically as a result of the reduction in arsenic and bismuth levels. Underground mining at Carlés is scheduled to start in June 2003.

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The following table provides a summary of operations for the first quarter of 2003 compared with the same period in 2002:

	Three Months Ended March 31,
	2003	2002
Tonnes of ore milled	180,783	164,861
Grade (g/t)	8.9	5.3
Recovery (%)	94.6	89.7
Gold production (oz)	49,065	25,117
Cash operating cost ($/oz)(*)	120	239
Total operating cost ($/oz)(*)	310	311

(*) See Non-GAAP measures section.

Development and Exploration Projects

El Valle underground reserve development

The underground reserve definition drilling program below the Boinas East pit was completed and has defined the Monica zone on a 25 by 12.5 meter grid. The Company is currently investigating possible extensions to the east of the grid and at depth, prior to completion of the feasibility study scheduled for mid-year. An underground drilling program is also testing the southern extension of the Charnela zone. A surface drilling program at El Valle completed 1,900 meters of drilling in eight holes to define the margins of gold mineralization near the western edge of the open pit and to investigate potentially mineralized zones at depth below the existing drill holes on the project.

Corcoesto heap leach gold project

Nine drill rigs operating on the Corcoesto deposit in western Galicia completed approximately 6,500 meters of drilling in 75 holes during the first quarter.  The 12,000-meter program will close the drill hole spacing to a 25 by 25 meter grid for reserve definition. Completion of the program is expected in May with feasibility study results expected by the end of the second quarter of 2003.

Lugo gold project

Exploration on the Lugo joint venture property in east central Galicia is advancing with encouraging results and activities are being accelerated, reflecting the positive results from a detailed soil sampling program.  By mid-March, approximately 2,340 samples had been collected with assay results received for 1,370 samples.  Regional geological mapping and the geochemical survey have defined an epithermal gold system that extends over a strike length of approximately 12 kilometers and locally developed to a width of 2.5 kilometers. Soil samples from the Chousa gold occurrence, collected at 20 meter intervals along east-west lines 100 meters apart, defined a strong gold anomaly exceeding 0.1 g/t within an area of 0.8 square kilometers. Approximately one quarter of the anomaly assayed in excess of 0.5 g/t gold with 33 samples containing more than 1.0 g/t gold. Trenching and drilling are in progress.

Aguablanca nickel project

At the beginning of the quarter, Rio Narcea secured an off-take agreement with Glencore International AG for the sale of 100% of the annual concentrate production of the mine until the year 2010.

During the quarter, drilling activities at Aguablanca focused on the margins of the planned open pit. The Company completed 1,522 meters in 14 shallow holes and one deep hole at Aguablanca targeted to confirm previous high grade intercepts at depth. The Aguablanca deep hole intercepted 91.4 meters averaging 0.73% nickel in the main zone and had two intercepts in the deep zone including 17.1 meters averaging 1.08% nickel at a depth of 511 meters and 31.1 meters averaging .47% nickel at a depth of 533 meters. The deep zone is now defined by four holes averaging 33 meters grading 1.0 % nickel, 0.8 % copper, and 1.1 g/t platinum, palladium and gold combined.

Having identified an oxidized outcropping zone to the southwest of the Aguablanca deposit, the Company has defined a small zone of near-surface nickel sulfide mineralization averaging 0.6% nickel within the existing planned pit limits.

Ossa Morena regional nickel exploration

Drilling commenced on the first nickel target outside of the Aguablanca project area at Tejadillas, located 65 kilometers to the west.  The drilling program is testing the western edge of a one-kilometer long, north-south oriented, mineralized gabbro intrusive. Strong IP geophysical anomalies together with several coinciding ground TEM anomalies have been found along the west contact and near the center of the intrusive.  The three holes drilled to date have returned wide, low-grade nickel intercepts with several samples assaying up to 0.4% nickel.

The Company completed a regional airborne radiometric, magnetic/EM survey on the Ossa Morena project during the first quarter.  The survey covered 6,989 line kilometers on the Beja and Campo Maior areas of Portugal, 3,868 line kilometers in Villaviciosa and Olivensa in Spain and 145 line kilometers over the Aguablanca deposit.  Although most of the data is still being processed, a large magnetic anomaly of 12 kilometers in diameter, related to a large radiometric low, has been identified near the Piorno target in the Beja license area. Rock chip samples from this target assayed up to 0.5% nickel, 0.43% copper and 0.58 g/t palladium. Geological mapping and soil geochemical surveys are also in progress in this area.

Capital Resources and Liquidity

At March 31, 2003, the Company had $23,808,900 in cash and working capital of $28,626,700.

Operating cash flow increased to $4,077,500 in the first quarter of 2003 from $373,500 in the same period in 2002 as a result of higher gold production and improved gold prices. Before working capital adjustments, cash flow provided by operations was $5,569,500 compared with $1,724,300 used in operations in the same period of 2002. In February 2003, the Company reduced its hedge book by purchasing €405 per ounce gold calls representing 82,736 ounces. The cost of this purchase, amounting to $1,925,200, is classified as operating cash flow.

Capital expenditures totaled $2,568,700 in the first quarter compared to $771,500 for the same period in 2002.  Capital expenditures included $1,697,200 for mine development and $871,500 for land, buildings and equipment. For the first quarter of 2002, capital expenditures were $145,300 for mine development, $527,200 for land, buildings and equipment, and $99,000 for other assets.

During the first quarter, the Company collected a total of $251,900 from grants compared to $604,700 for the same period in 2002.

The Company realized $198,500 from the exercise of employee stock options during the first quarter of 2003.

On February 6, 2003, the Company completed an equity financing of 12,000,000 special warrants at a price of CDN$2.25 per special warrant for gross proceeds of CDN$27,000,000 ($17,730,900). Net proceeds received after payment of expenses related to the offering were $16,665,500 (excluding expenses of $383,000, being the fair value of the 600,000 additional warrants granted to the agents as part of their fees). Each special warrant entitled the holder to acquire, without further payment and until June 7, 2003, one common share of the Company. The net proceeds will be used to fund the equity portion of the construction of the Aguablanca project, pay down corporate debt and for general working capital purposes. A receipt for the final prospectus was received on March 7, 2003, and the special warrants were exercised into common shares of the Company on March 14, 2003.

Repayments of bank loans during the quarter totaled $2,596,900, principally in connection with prepayments to Deutsche bank for installments due in April and October 2003 relating to the term loan facility. In consideration of the early prepayments, Deutsche Bank has agreed to allow Rio Narcea to use cash flow from its El Valle and Carlés gold operations, up to and including October 31, 2003, to finance the development of Rio Narcea's Aguablanca mine as well as its other gold and nickel projects, including the Corcoesto project, Lugo project and Ossa Morena project. In addition other loans amounting to $34,400 were repaid in the quarter.

Balance Sheet

The carrying amount of the mineral properties, net of depreciation, amounted to $28,387,300 at March 31, 2003 compared to $27,712,700 at December 31, 2002. At March 31, 2003, the Company’s total assets were $103,606,300 compared to $86,240,500 at December 31, 2002.

As of March 31, 2003, current liabilities amounted to $13,200,100 compared to $15,690,500 at December 31, 2002.

As of March 31, 2003, shareholders' equity increased to $71,946,300 from $52,992,100 at December 31, 2002. This increase resulted primarily from the receipt of net proceeds of $16,665,500 from a special warrant issue and a net profit and positive translation adjustment.

Non-GAAP Measures

Cash cost per ounce data is included because the Company understands that certain investors use this information to determine the Company's ability to generate cash flow for use in investing and other activities. The Company believes that conventional measures of performance prepared in accordance with GAAP do not fully illustrate the ability of the operating mines to generate cash flow. The data is furnished to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. These measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP.

A reconciliation of cash cost per ounce to the consolidated financial statements prepared in accordance with Canadian GAAP is as follows:

	Three Months Ended March 31,
	2003		2002
	$000	$/ounce	$ 000	$/ounce
Deferred stripping and other mining expenses	7,750	158	3,143	125
Plant expenses	2,077	42	2,103	84
Smelting, refining and transportation	468	10	1,184	47
Sale of by-products	(289)	(6)	(1,504)	(60)
Adjustments:
Reclamation costs	(137)	(3)	(38)	(1)
Stripping (2)	(3,962)	(81)	1,110	44
Cash operating cost (1)	5,907	120	5,998	239
Depreciation and amortization expenses	2,348	48	1,166	46
Adjustments	4,099	84	(1,072)	(43)
Total production cost (1)	12,354	252	6,092	242
Administrative and corporate expenses	1,031	21	640	26
Exploration costs	1,777	36	996	40
Other income (expense)	57	1	80	3
Total operating cost	15,219	310	7,808	311

Production (oz)		49,065		25,117

(1) Cash operating cost and Total production cost per ounce data is calculated in accordance with The Gold Institute Production Cost Standard. The Gold Institute is a worldwide association of suppliers of gold and gold products and includes leading North American gold producers. Adoption of the Standard is voluntary and the data presented may not be comparable to other similarly titled data presented by other companies.

(2) In the first quarter of 2003, amortization of previous stripping ($114/oz), which is calculated on a unit-of-production basis, was higher than actual stripping expenses incurred during the quarter ($33/oz). However, in the first quarter of 2002, amortization of stripping ($90/oz) was lower than expenses incurred ($134/oz).

Outlook

Rio Narcea expects to produce more than 155,000 ounces of gold from the El Valle and Carlés mines in 2003 at a cash cost of $135 per ounce. The Company anticipates continuing strong cash flows from operations, which will further strengthen its financial position.

There are no major capital expenditures budgeted at the El Valle operation during 2003, other than the continuation of underground development below the mined out Boinas East pit and expansion of the tailings facilities. Rio Narcea's gold exploration efforts will continue to focus on reserve replacement and resource conversion at the El Valle operation, completion of the Corcoesto feasibility study and evaluation of the Lugo joint venture property. The Company has budgeted a $4.4 million gold exploration program for 2003.

Construction of the Aguablanca nickel mine will commence immediately upon closing the project loan facility and receipt of final mining permits. The project remains on target for commissioning at the end of the first quarter of 2004. Rio Narcea has also budgeted approximately $3 million for nickel exploration on its large landholdings in the region.

Forward-looking Statements

This report contains "forward-looking statements" within the meaning of the United States securities laws. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, capital expenditure, exploration efforts, financial needs, and other information that is not historical information. The forward-looking statements contained herein are based on Rio Narcea’s current expectations and various assumptions as of the date such statements are made. Rio Narcea cannot give assurance that such statements will prove to be correct. These forward-looking statements include statements regarding: Rio Narcea's operating plans and expectations for the El Valle and Carlés mines, the Aguablanca project and surrounding properties; expectations relating to future gold and base metal production; anticipated cash and other operating costs and expenses; schedules for completion of feasibility studies, mine development programs and other key elements of Rio Narcea's business plan; potential increases or decreases in reserves and production; the timing and scope of future drilling and other exploration activities; expectations regarding receipt of permits and other legal and governmental approvals required to implement Rio Narcea's business plan.

Factors that could cause Rio Narcea's actual results to differ materially from these statements include, but are not limited to, changes in gold prices, the timing and amount of estimated future production, unanticipated grade changes, unanticipated recovery problems, mining and milling costs, determination of reserves, costs and timing of the development of new deposits, metallurgy, processing, access, transportation of supplies, water availability, results of current and future exploration activities, results of pending and future feasibility studies, changes in project parameters as plans continue to be refined, political, economic and operational risks of foreign operations, joint venture relationships, availability of materials and equipment, the timing of receipt of governmental approvals, capitalization and commercial viability, the failure of plant, equipment or processes to operate in accordance with specifications or expectations, accidents, labor disputes, delays in start-up dates, environmental costs and risks, local and community impacts and issues, and general domestic and international economic and political conditions.

Rio Narcea undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Rio Narcea Gold Mines, Ltd.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

March 31

December 31

2003

2002

(stated in U.S. dollars)

$

$

ASSETS

Current

Cash and cash equivalents

23,808,900

7,736,500

Restricted cash

299,100

287,900

Inventories

5,212,500

2,315,800

Stockpiled ore

5,470,500

6,290,300

Accounts receivable

Government grants

348,700

581,700

VAT and other taxes

2,898,700

2,571,100

Trade receivables

2,047,300

2,562,300

Other current assets

1,741,100

2,413,800

Total current assets

41,826,800

24,759,400

Mineral properties, net

28,387,300

27,712,700

Deferred stripping costs, net

24,864,500

27,804,700

Other assets

8,527,700

5,963,700

103,606,300

86,240,500

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities

Short-term bank indebtedness

219,700

151,400

Accounts payable and accrued liabilities

11,482,000

11,489,900

Current portion of long-term debt

1,498,400

4,049,200

Total current liabilities

13,200,100

15,690,500

Other long-term liabilities

4,810,500

3,965,100

Long-term debt

13,649,400

13,592,800

Total liabilities

31,660,000

33,248,400

Shareholders' equity

Common shares (note 4)

104,493,200

84,098,400

Stock options (note 4)

1,264,700

706,800

Special warrants (note 4)

—

3,913,800

Common share purchase options

972,900

972,900

Deficit

(28,372,400)

(29,350,200)

Cumulative foreign exchange translation adjustment

(6,412,100)

(7,349,600)

Total shareholders' equity

71,946,300

52,992,100

103,606,300

86,240,500

The accompanying notes are an integral part of these consolidated financial statements.

On behalf of the Board:

John W. W. Hick

Chris I. von Christierson

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Rio Narcea Gold Mines, Ltd.

CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT

(unaudited)

Three months ended

 March 31

2003

2002

(stated in U.S. dollars)

$

$

(restated – note 2)

OPERATING REVENUES

Gold sales

15,574,500

6,765,700

15,574,500

6,765,700

OPERATING EXPENSES

Deferred stripping and other mining expenses

(7,750,400)

(3,142,900)

Plant expenses

(2,076,600)

(2,102,800)

Smelting, refining and transportation

(467,600)

(1,184,300)

Sale of by-products

288,800

1,503,900

Depreciation and amortization expenses

(2,348,500)

(1,166,100)

Exploration costs

(1,776,900)

(995,600)

Administrative and corporate expenses

(1,030,700)

(640,100)

Other income (expenses)

(56,600)

(80,400)

(15,218,500)

(7,808,300)

Operating earnings (loss)

356,000

(1,042,600)

FINANCIAL REVENUES AND EXPENSES

Interest income

51,900

15,100

Foreign currency exchange gain (loss)

991,800

(361,600)

Interest expense and amortization of

   financing fees

(421,900)

(448,800)

621,800

(795,300)

Income (loss) before income tax

977,800

(1,837,900)

Provision for income tax

—

—

Net income (loss)

977,800

(1,837,900)

Deficit, beginning of period

(29,350,200)

(39,047,700)

Deficit, end of period

(28,372,400)

(40,885,600)

Net income (loss) per share – basic

0.01

(0.03)

Net income (loss) per share – diluted

0.01

(0.03)

Weighted average common shares outstanding

– basic (note 4)

89,118,191

65,062,447

Weighted average common shares outstanding

– diluted (note 4)

92,740,433

65,062,447

The accompanying notes are an integral part of these consolidated financial statements.

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Rio Narcea Gold Mines, Ltd.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

Three months ended

 March  31

2003

2002

(stated in U.S. dollars)

$

$

(restated – note 2)

OPERATING ACTIVITIES

Net income (loss)

977,800

(1,837,900)

Add (deduct) items not requiring cash

Depreciation and amortization

2,348,500

1,166,100

Deferred financing fees

89,900

—

Reclamation liability accrual and

    Other long-term liabilities

136,700

38,200

Foreign exchange

(543,800)

195,300

Accretion of interest on long-term debt

44,100

100,000

Non-cash put/call program income

304,200

(304,300)

Options and shares granted

174,900

28,400

Amortization of deferred stripping costs

5,602,500

2,253,000

Deferred stripping expenditures

(1,640,100)

(3,363,100)

Purchase premium of the purchased call options

(1,925,200)

—

Changes in components of working capital

Inventories

(2,765,100)

(607,100)

Stockpiled ore

616,400

145,000

VAT and other taxes

(224,200)

878,000

Trade receivables

515,000

348,500

Other current assets

638,700

244,100

Accounts payable and accrued liabilities

(272,800)

1,089,300

Cash provided by operating activities

4,077,500

373,500

INVESTING ACTIVITIES

Expenditures on mineral properties

(2,568,700)

(771,500)

Grant subsidies received from the Spanish Government

251,900

604,700

Restricted cash

—

—

Long-term deposits

(222,000)

—

Cash used in investing activities

(2,538,800)

(166,800)

FINANCING ACTIVITIES

Proceeds from issue of common shares

198,500

47,300

Financing fees on issue of common shares

—

—

Proceeds from issue of special warrants

17,730,900

2,527,100

Financing fees on issue of special warrants

(1,065,400)

(319,500)

Proceeds from bank loans and other

long-term liabilities

61,400

2,630,600

Financing fees on bank loans

—

—

Repayment of bank loans

(2,596,900)

(3,694,000)

Cash provided by financing activities

14,328,500

1,191,500

Foreign exchange gain on cash held in

   foreign currency

205,200

49,700

Net increase in cash during the year

16,072,400

1,447,900

Cash and cash equivalents, beginning of period

7,736,500

1,805,100

Cash and cash equivalents, end of period

23,808,900

3,253,000

Supplemental cash flow information

Interest paid in cash

219,600

542,300

Income taxes paid in cash

—

—

The accompanying notes are an integral part of these consolidated financial statements.

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Rio Narcea Gold Mines, Ltd.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(stated in U.S. dollars)

Three months ended March 31, 2003 and 2002 (unaudited)

1.

NATURE OF OPERATIONS

Organization and business

Rio Narcea Gold Mines, Ltd. (the “Company”) is engaged in the exploration and development of mineral properties in Spain and Portugal through its subsidiaries Rio Narcea Gold Mines, S.A. (“RNGMSA”), Rio Narcea Recursos, Ltd. (“RNRLtd”), Rio Narcea Recursos, S.A. (“RNRSA”), Rio Narcea Nickel, S.A. (“RNNSA”) and Naraval Gold, S.L. (“Naraval”).  The Company was incorporated under the Canada Business Corporations Act on February 22, 1994 as a numbered company and began operations on July 8, 1994 with the acquisition of RNGMSA.

Investment in mineral properties

The Company started construction of a mine and plant at El Valle (“El Valle”) in the first quarter of 1997, with commencement of commercial production in February 1998.  In late 2000, the Company commenced production at the Carlés open pit mine (“Carlés”). In July 2002, the Company received a positive bankable feasibility study for the open pit portion of its Aguablanca nickel deposit.

The return on the investments made by the Company in its mining rights will depend on its ability to find and develop the mineral reserves and on the success of its future operations including the following: quantity of metals produced, metal prices, operating costs, environmental costs, interest rates and discretionary expenditure levels including exploration, resource development and general and administrative costs. Since the Company operates internationally, exposure also arises from fluctuations in currency exchange rates, specifically the US$/Euro, political risk and varying levels of taxation. While the Company seeks to manage these risks, many of these factors are beyond its control.  The economic assessment of the reserves by independent experts takes into account only the proven and probable reserves at El Valle and Carlés gold mines and Aguablanca nickel project.

2.

RESTATEMENT AND CHANGES IN ACCOUNTING POLICIES

The financial statements for the first quarter of 2002 previously issued have been restated. The impact of the restatements, changes in accounting policies and reclassifications, which are the subject of a detailed discussion in the restated financial statements for the year ended 2001, is as follows:

Three months ended March 31, 2002

As

Put and

Foreign

Other

originally

call

Revenue

Exploration

  currency

 comparative

As

reported

contracts

recognition

costs

translation

  amounts

restated

$

$

$

$

$

$

$

Consolidated statements of operations:

Operating revenues

6,658,200

576,800

(191,000)

—

—

(278,300)

6,765,700

Operating expenses

(6,865,500)

—

—

(942,800)

—

—

(7,808,300)

Financial revenues

 and expenses

(1,073,600)

—

—

—

—

278,300

(795,300)

Net loss

(1,280,900)

576,800

(191,000)

(942,800)

—

—

(1,837,900)

Net loss per share –

 basic and diluted

(0.02)

0.00

(0.00)

(0.01)

—

—

(0.03)

Consolidated statements of cash flows:

Cash provided by

 operating activities

1,809,100

—

—

(995,600)

—

(440,000)

373,500

Cash used in

 investing activities

  (1,602,400)

—

—

995,600

—

440,000

(166,800)

Cash provided by

 financing activities

  1,191,500

—

—

—

—

—

1,191,500

Foreign exchange gain

 on cash held in

 foreign currency

49,700

—

—

—

—

—

49,700

Net increase in

 cash during the period

  1,447,900

—

—

—

—

—

1,447,900

3.

BASIS OF PRESENTATION

The unaudited interim consolidated financial statements have been prepared by management in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”). These principles differ in certain material respects from those accounting principles generally accepted in the United States.

In the opinion of management, the unaudited interim consolidated financial statements reflect all adjustments, which consist only of normal and recurring items, necessary to present fairly the financial position of the Company as at March 31, 2003 and the results of its operations and cash flows for the three months periods ended March 31, 2003 and 2002.

4.

SHARE CAPITAL

The authorized capital stock of the Company is comprised of an unlimited number of common shares.

Details of issued and outstanding shares are as follows:

Shares

Amount

#

 $

Common shares

Balance, December 31, 2002

71,729,626

84,098,400

Issuance of cash

Exercise of employee stock options

406,497

198,500

Exercise of special warrants

Issued in March 2002

9,900,000

3,913,800

Issued in February 2003

12,000,000

16,282,500

Balance, March 31, 2003

94,036,123

104,493,200

During 2003, 406,497 options issued under the Employee Stock Option Plan have been exercised, for proceeds of $198,500. The average price of the exercised options was CDN$0.75.

On February 14, 2003, Special warrants previously issued by the Company in March 2002 and February 2003, were exercised into 21,900,000 common shares, amounting to $20,196,300 (see “Special warrants” section below).

Non-Employee stock options

Non-employee stock options outstanding as at March 31, 2003 are summarized as follows:

Accounted

Number of

Number of

Fair

options

options

Exercise

Remaining

Value

outstanding

vested

price

life

CDN$

Years

US$

1,000,000

1,000,000

$0.77

1.9

693,600

693,000

693,000

$0.80

1.0

188,100

600,000

600,000

$2.39

1.4

383,000

2,293,000

2,293,000

$1.20 (*)

1.5 (*)

1,264,700

(*) Represents weighted average amounts

During 2002, the Company issued 833,332 stock options to HSBC in consideration for the consultant services provided. An additional 166,668 stock options with the same terms were issued in January and February 2003 under the same consultant agreement. No other stock options are pending to be issued in that respect.

In addition, in February 2003, the Company issued 600,000 stock options to Haywood Securities Inc., Griffith McBurney & Partners, Dundee Securities Corporation and Salman Partners Inc., as part of the agent fees in relation to the special warrants issued in that date (see “Special warrants” section below).

4. SHARE CAPITAL (Continued)

Special warrants

On March 21, 2002, the Company strengthened its financial position by completing an equity financing comprised of 9,000,000 special warrants at a price of CDN$0.80 per special warrant to raise gross proceeds of CDN$7,200,000 (US$4,548,800) of which CDN$2,667,000 (US$1,773,000) was initially escrowed pending receipt for the final prospectus and finally collected on August 12, 2002, together with the accrued interest.  Net proceeds received after payment of expenses related to the offering were $4,101,900 (excluding expenses of $188,100, being the fair value of the 693,000 additional warrants granted to the agent as part of its fees).

Each special warrant entitled the holder to acquire, without further payment and until March 22, 2003, one common share of the Company.  As the Company did not obtain a receipt for a final prospectus on or prior to July 19, 2002 due to the requirement to restate and re-audit its financial statements, the holders of the special warrants were entitled to either retract, at the issue price, that number of special warrants that was equal to the escrowed proceeds plus accrued interest divided by the issue price or receive, in respect of special warrants that were not retracted, 1.1 common shares in lieu of one common share.  All holders of the special warrants elected to receive 1.1 common shares in lieu of retraction and, as a result, 900,000 further common shares were issuable upon exercise of the special warrants.

On February 6, 2003, the Company completed an equity financing comprised of 12,000,000 special warrants at a price of CDN$2.25 per special warrant for gross proceeds of CDN$27,000,000 ($17,730,900). Net proceeds received after payment of expenses related to the offering were $16,665,500 (excluding expenses of $383,000, being the fair value of 600,000 additional warrants granted to the agent as part of its fees). Each special warrant entitled the holder to acquire, without further payment, one common share of the Company.

On March 7, 2003, the Company obtained a receipt for a final prospectus that qualified the special warrants issued in both March 2003 and February 2002, all of which the special warrants were exercised into common shares of the Company on March 14, 2003.

Maximum shares

The following table presents the maximum number of shares that would be outstanding if all of the outstanding options and warrants issued and outstanding as at March 31, 2003 were exercised or converted:

Number of shares

Common shares outstanding at March 31, 2003

94,036,123

Options to purchase common shares

Employee Stock Option Plan

5,848,138

Share purchase options related to debt

3,500,000

Options issued to service suppliers

2,293,000

105,677,261

4. SHARE CAPITAL (Continued)

Net income (loss) per share

The computation of basic and diluted income (loss) per share is as follows:

March 31

March 31

2003

2002

$

$

Basic income (loss) per share computation

Numerator:

  Net income (loss)

977,800

(1,837,900)

  Net income (loss) applicable to common shares

977,800

(1,837,900)

Denominator

  Weighted average common shares outstanding

76,398,191

65,062,447

  Weighted average special warrants outstanding

12,720,000

—

  Sum

89,118,191

65,062,447

Basic income (loss) per common share

0.01

(0.03)

Diluted income (loss) per share computation

Numerator:

  Net income (loss)

977,800

(1,837,900)

  Net income (loss) applicable to common shares,

     assuming dilution

977,800

(1,837,900)

Denominator

  Weighted average common shares outstanding

76,398,191

65,062,447

  Weighted average special warrants outstanding

12,720,000

—

  Dilutive effect of:

    Stock options

1,082,913

—

    Special warrants

—

—

    Common share purchase options

1,128,125

—

    Employee stock options

1,411,204

—

  Sum

92,740,433

65,062,447

Diluted income (loss) per common share

0.01

(0.03)

Rio Narcea Gold Mines, Ltd.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(stated in U.S. dollars)

Three months ended March 31, 2003 and 2002 (unaudited)

5.

EMPLOYEE STOCK OPTIONS

The following is a continuity schedule for the first three months of 2003 of options outstanding, under the 1994 and 1996 Company’s employee stock option plans (“ESOP”), which were put into effect in June 1994 and November 1996, respectively:

		Weighted
		average
		exercise
	Number	price
	of options	CDN$

Balance, December 31, 2002	4,905,635	$1.50
Granted	1,349,000	$2.05
Exercised	(406,497)	$0.75
Expired	-----	-----
Balance march 31, 2003	4,848,138	$1.68

Of the total number of options reflected in the table, 1,491,300 relate to the 1994 ESOP and 4,356,838 relate to the 1996 ESOP.

On February 19, 2003, the Company granted 1,349,000 new stock options under the 1996 ESOP, with a strike price of CDN$2.05 and a maturity of 5 years.

Pro forma disclosures

Until the issue of Section 3870 of the CICA Handbook dated November 13, 2001, which establishes standards for the recognition, measurement and disclosure of stock-based compensation, the Company did not recognize, in income, the cost of stock-based compensation.  Therefore, as at December 31, 2001, the Company did not record any compensation cost in connection with its stock option plans. Effective January 1, 2002, the Company adopted without restatement of the prior-period comparative financial statements, the new CICA accounting standards for Stock-based Compensation and Other Stock-Based Payments and has elected to continue accounting for employee stock options using the intrinsic value method.  The adoption of this new standard had no effect on the Company’s reported earnings for the year ended December 31, 2002.

For purposes of the pro forma disclosures required by Section 3870 of the CICA Handbook, the fair value of each option grant is estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for fiscal March 2003: 5.0 years expected term, 90% volatility, 3.0% interest rate and an expected dividend yield of 0% since no dividend payments were made; and for fiscal March 2002:  5.0 years expected term, 92% volatility, 5.0% interest rate and an expected dividend yield of 0% since no dividend payments were made.

Rio Narcea Gold Mines, Ltd.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(stated in U.S. dollars)

Three months ended March 31, 2003 and 2002 (unaudited)

5. EMPLOYEE STOCK OPTIONS (Continued)

The total pro forma fair value of options granted in each of the three months periods ended March 31, 2003 and 2002 was as follows:

Pro forma fair

value of

options granted

$

Options granted in quarter ended

March 31, 2002

18,745

March 31, 2003

1,286,740

For purposes of pro-forma disclosures, the estimated fair value of the options is amortized over the options’ vesting period.

The cost of stock-based compensation for the three months periods ended March 31, 2003 and 2002 would be $181,600 and $53,700, respectively.  The resulting pro forma net income (loss) and net income (loss) per share is as follows:

March 31

March 31

2003

2002

$

$

Pro forma net income (loss) attributable to

  common shareholders

796,200

(1,891,600)

Pro forma net income (loss) per common share-

  Basic

0.01

(0.03)

  Diluted

0.01

(0.03)

6. DERIVATIVE FINANCIAL INSTRUMENTS

In February 2003, the Company purchased call options with the same term to maturity and exercise price as some of the €405/oz call options that had been written and sold on October 26, 2000. Coincident with the purchase of those call options, the Company terminated the hedging relationship of the offset written call options denominated in Euros.  The fair value of the purchased call options on the date of purchase was $1,925,200.  This amount was recorded in Other assets and Other current assets depending on its maturity.  As at March 31, 2003, the increase in the fair value of the purchased call options was equal to the decrease in the fair value of the written call options, therefore, eliminating any impact on net income.